                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Directors and Stockholders

USAOnline, Inc.

We have audited the accompanying balance sheets of USAOnline, Inc. (doing business as Virtual Avenue) as of December 31, 1998, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of USAOnline, Inc. at December 31, 1998, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Seattle, Washington                                           ERNST & YOUNG LLP
June 18, 1999

                                USAONLINE, INC.

                                 BALANCE SHEETS

                                                                                   DECEMBER 31
                                                                             1998              1997
                                                                       ------------------------------------
ASSETS
Current assets:
   Cash                                                                    $         -     $       185
   Accounts receivable                                                           8,989               -
                                                                       ------------------------------------
Total current assets                                                             8,989             185

Equipment, net                                                                  11,136             859
                                                                       ------------------------------------
Total assets                                                               $    20,125     $     1,044
                                                                       ------------------------------------
                                                                       ------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                        $       623     $       177
   State income taxes                                                              400             200
                                                                       ------------------------------------
Total liabilities                                                                1,023             377

Stockholders' equity
     Common stock, no par value:
     Authorized shares - 5,000,000
     Issued and outstanding shares  131,760
       in 1998 and 50,400 in 1997                                               62,487          23,378
Accumulated deficit                                                            (43,385)        (22,711)
                                                                       ------------------------------------
Total stockholders' equity                                                      19,102             667
                                                                       ------------------------------------
Total liabilities and stockholders' equity                                 $    20,125     $     1,044
                                                                       ------------------------------------
                                                                       ------------------------------------

                             SEE ACCOMPANYING NOTES.

                                 USAONLINE, INC.

                            STATEMENTS OF OPERATIONS


                                                                    YEARS ENDED DECEMBER 31
                                                            1998             1997              1996
                                                     ------------------------------------------------------
Revenues                                                $     12,098      $        159     $        885
Cost of revenues                                               2,531             1,392            1,557
                                                     ------------------------------------------------------
Gross profit (loss)                                            9,567            (1,233)            (672)

Operating expenses:
   Stock compensation                                         16,443                 -                -
   General and administrative                                 13,598             4,617           10,949
                                                     ------------------------------------------------------
                                                              30,041             4,617           10,949
                                                     ------------------------------------------------------
Net loss before taxes                                        (20,474)           (5,850)         (11,621)
Provision for state income taxes                                (200)             (200)               -
                                                     ------------------------------------------------------
Net loss                                                $    (20,674)     $     (6,050)    $    (11,621)
                                                     ------------------------------------------------------
                                                     ------------------------------------------------------

                             SEE ACCOMPANYING NOTES.

                                USAONLINE, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                                              COMMON STOCK                          TOTAL
                                                        ------------------------   ACCUMULATED   STOCKHOLDERS'
                                                           SHARES      AMOUNT        DEFICIT        EQUITY
                                                        --------------------------------------------------------
Balance at January 1, 1996                                 50,400    $   5,040     $  (5,040)     $       -
   Capital contribution                                         -       13,200             -         13,200
   Net loss                                                     -            -       (11,621)       (11,621)
                                                        --------------------------------------------------------
Balance at December 31, 1996                               50,400       18,240       (16,661)         1,579
   Capital contribution                                         -        5,138             -          5,138
   Net loss                                                     -            -        (6,050)        (6,050)
                                                        --------------------------------------------------------
Balance at December 31, 1997                               50,400       23,378       (22,711)           667
   Stock issued to stockholders for services rendered      81,360       16,443             -         16,443
   Capital contribution                                         -       22,666             -         22,666
   Net loss                                                     -            -       (20,674)       (20,674)
                                                        --------------------------------------------------------
Balance at December 31, 1998                              131,760    $  62,487     $ (43,385)     $  19,102
                                                        --------------------------------------------------------
                                                        --------------------------------------------------------

                             SEE ACCOMPANYING NOTES.

                                USAONLINE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                             YEARS ENDED DECEMBER 31
                                                                   1998                1997                 1996
                                                          ---------------------------------------------------------------
OPERATING ACTIVITIES
Net loss                                                       $    (20,674)       $     (6,050)        $    (11,621)
Adjustments to reconcile net loss to net cash
   used in operating activities:
     Depreciation                                                     1,108                 225                  189
     Stock compensation                                              16,443                   -                    -
     Changes in operating assets and liabilities:
       Accounts receivable                                           (8,989)                  -                    -
       Accounts payable                                                 446                 177                    -
       State income taxes                                               200                 200                    -
                                                          ---------------------------------------------------------------
Net cash used in operating activities                               (11,466)             (5,448)             (11,432)

INVESTING ACTIVITY - purchases of equipment                         (11,385)               (212)              (1,061)

FINANCING ACTIVITY - proceeds from
   contributed capital                                               22,666               5,138               13,200
                                                          ---------------------------------------------------------------
Net increase (decrease) in cash                                        (185)               (522)                 707

Cash at beginning of year                                               185                 707                    -
                                                          ---------------------------------------------------------------
Cash at end of year                                            $          -        $        185         $        707
                                                          ---------------------------------------------------------------
                                                          ---------------------------------------------------------------

                             SEE ACCOMPANYING NOTES.

                                 USAOnline, Inc.

                          Notes to Financial Statements

                                December 31, 1998

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

USAOnline, Inc., doing business as Virtual Avenue (the Company) was incorporated in the state of New Jersey on December 6, 1995. No material business activity occurred until January 1, 1996. The Company provides free web hosting for small businesses. The Company earns revenue from advertising on the small business sites hosted by the Company. The Company's advertising base is principally the United States.

PROPERTY AND EQUIPMENT

Equipment is stated at cost. Depreciation for financial reporting purposes is calculated using the straight-line method over the useful lives of the assets of five to seven years.

INCOME TAXES

The Company has elected S Corporation status for federal income tax purposes. As an S Corporation, the Company is not subject to federal income tax, rather the Company's income is included in the tax returns of the stockholders. Accordingly, no provision for federal income tax has been reflected in the accompanying financial statements.

The provision for state income taxes is determined by applying minimum state statutory rates to financial statement income after adjustment for items excluded for state income tax purposes. The Company does not provide for deferred state taxes because such amounts are immaterial to the financial statements.

REVENUE RECOGNITION

The Company recognizes advertising revenues based on contracted rates over the course of the contract term.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                                 USAOnline, Inc.

                          Notes to Financial Statements

                                December 31, 1998

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (FAS 133), which the Company will be required to adopt for the year ending December 31, 2000. This Statement establishes a new model for accounting for derivatives and hedging activities. FAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because the Company currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of FAS 133 is expected to have no material impact on the Company's financial condition or results of operations.

In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE (SOP 98-1). SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. The Company is required to implement SOP 98-1 for the year ending December 31, 1999. Adoption of SOP 98-1 is not expected to have a material impact on the Company's financial condition or results of operations.

In April 1998, the Accounting Standards Executive Committee issued SOP 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES (SOP 98-5). Start-up activities are defined broadly as those one-time activities related to the opening of a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class customer, commencing some new operation, or organizing a new entity. SOP 98-5 requires that the cost of start-up activities be expensed as incurred. SOP 98-5 is effective for the Company beginning in fiscal 1999. Adoption of SOP 98-5 is not expected to have a material impact on the Company's financial condition or results of operations.

                                 USAOnline, Inc.

                          Notes to Financial Statements

                                December 31, 1998

2.  EQUIPMENT

Equipment consists of the following:

                                                                                   DECEMBER 31
                                                                              1998             1997
                                                                        -----------------------------------
           Computer hardware                                               $   12,658       $   1,273
           Accumulated depreciation                                            (1,522)           (414)
                                                                        -----------------------------------
                                                                           $   11,136       $     859
                                                                        -----------------------------------
                                                                        -----------------------------------

3.  STOCKHOLDERS' EQUITY

At the date of inception of the Company in 1995, a stockholder received 50,400 shares of common stock for services rendered under a consulting agreement at a price of $.10 per share. In 1998, stockholders received 81,360 shares of common stock in exchange for services rendered under a consulting agreement at prices ranging from $.15 to $.30 per share. The fair value of the price per share was set by the Board of Directors at the date of issuance.

In 1998, 1997, and 1996, stockholders contributed $22,666, $5,138, and $13,200, respectively, to the Company as capital contributions in the form of payments of expenditures on behalf of the Company.

4.  LEASE COMMITMENT

The Company entered into a noncancelable operating lease for equipment in 1998. Rental expense related to the lease was $1,274.

Future minimum lease payments at December 31, 1998 are as follows:


                           Year ending December 31
                           -----------------------
                           1999                         $    7,641
                           2000                              7,641
                           2001                              6,378
                                                      --------------
                                                        $   21,660
                                                      --------------
                                                      --------------

                                 USAOnline, Inc.

                          Notes to Financial Statements

                                December 31, 1998

5  SUBSEQUENT EVENT

In April 1999, the stockholders of the Company signed an agreement to exchange all of the common stock of the Company for 150,000 shares of Go2Net, Inc., an unrelated publicly traded entity.


6  YEAR 2000 (UNAUDITED)

The Company is currently conducting an assessment of all its computer equipment to verify its year 2000 readiness. The cost of year 2000 initiatives is not expected to be material to the Company's results of operations or financial position. The Company has yet to initiate discussions with all of its third-party relationships to ensure that those parties have appropriate plans in place to correct all of their year 2000 issues. While the Company believes its planning efforts are adequate to address its year 2000 concerns, there can be no assurance that the systems and products of other companies on which the Company's operations rely will be converted on a timely basis and will not have a material adverse effect on the Company's results of operations.